Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BENITEC BIOPHARMA INC.

The undersigned, being the Chief Executive Officer of Benitec Biopharma Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby amend and certify as follows:

1. That the name of the Corporation is Benitec Biopharma Inc., and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on November 22, 2019 under the name Benitec Biopharma Inc.

2. That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of section 242 of the Delaware General Corporation Law.

Article IV of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is forty million (40,000,000) shares, all of which shall be Common Stock with a par value of $0.0001 per share. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

3. That this Certificate of Amendment shall be effective as of 5:30 p.m. Eastern Time on December 17, 2021.

4. Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 17th day of December, 2021.

/s/ Dr. Jerel Banks
Dr. Jerel Banks
Chief Executive Officer

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